UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2014

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On November 17, 2014, Reven Housing Tennessee, LLC (“Borrower”), a Delaware limited liability company and a wholly-owned subsidiary of Reven Housing REIT, Inc., a Maryland corporation (the “Registrant”), issued a Promissory Note Secured by Deeds of Trust (the “Note”) to Silvergate Bank, a California corporation (“Lender”), in the principal amount of $3,952,140.00 (the “Aggregate Principal Amount”). The entire balance of principal and accrued interest and other amounts then outstanding on the Note (the “Loan”) are due and payable on December 5, 2019 (the “Maturity Date”). Interest accrues and is payable monthly on the Loan at the rate equal to one percent (1.00%) points over the “PRIME RATE” as published in The Wall Street Journal. Commencing on January 5, 2015 and continuing on the fifth day of each calendar month through and including December 5, 2016, Borrower shall pay interest in arrears for the prior calendar month. Commencing on January 5, 2017 and continuing on the fifth day of each of the next calendar months thereafter through and including November 5, 2019, Borrower shall pay to Lender monthly payments of principal and interest in an amount equal to the amount which would be sufficient to amortize the outstanding principal balance under the Note at the then effective interest rate over the then remaining portion of an amortization period commencing December 5, 2016 and ending on December 4, 2041. The Note is secured by those certain Deeds of Trust, Assignments of Leases and Rents, Security Agreements and Fixture Filings dated November 17, 2014, executed by Borrower for the benefit of Lender (the “Deeds of Trust”).

Borrower has no right to prepay any principal of the Note except that, so long as no event of default exists under the Note or any of the Deeds of Trust at the time of prepayment, Borrower has the right to prepay the principal of the Note, in whole only and not in part, upon at least 30 days but not more than 60 days advance written notice, provided that Borrower pays, concurrently with such prepayment, all accrued and unpaid interest under the Note and a prepayment premium equal to three percent (3%) of the amount prepaid for a prepayment on or before August 5, 2016; with no prepayment premium thereafter. The Note and the Deeds of Trust contain customary terms and conditions, including, without limitation, customary events of default and acceleration upon default, including defaults in the payment of principal or interest, defaults in compliance with the covenants and bankruptcy or other insolvency events.

Additionally, in connection with the Loan, Borrower entered into that certain Unsecured Environmental Indemnity, dated November 17, 2014, with Lender (the “Environmental Indemnity”). The Environmental Indemnity provides that if Borrower were to default under the Loan and as a consequence Lender were to acquire title to any of the properties subject to the Deeds of Trust, Borrower would indemnify Lender for any liability, to the extent there is any such liability, that it would incur as the owner of the applicable property for claims arising out of any hazardous materials or toxic substances present on such property on or before the date of the conveyance of such property to Lender. As a condition to the Loan, Lender required that Borrower indemnify Lender against such liability.

On November 17, 2014, Borrower, Lender and Marathon Management, LLC, a Tennessee limited liability company (“Property Manager”), entered into that certain Subordination of Management Agreement (the “Subordination Agreement”). Property Manager is the property manager retained by Borrower to provide certain management and leasing services with respect to the properties owned by Borrower in Houston, Texas, metropolitan area. As a condition to the Loan, Lender required that Borrower and Property Manager enter into the Subordination Agreement to provide for the subordination of the rights of Property Manager to any management fees from Borrower with respect to those properties it manages in all respects to the payment of the Loan.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 of this Current Report on Form 8-K regarding the description of the Loan and the material terms and conditions related thereto is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: November 21, 2014	/s/ Thad L. Meyer
Thad L. Meyer
Chief Financial Officer